As filed with the Securities and Exchange Commission on November 17, 2010
Registration Statement No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	75-2692967
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

6300 Bridge Point Parkway, Suite 500	78730
Austin, Texas	(Zip Code)
(Address of principal executive offices)
Stock Options Granted to Non-Employee Directors
(Full title of the Plan)
Ben M. Brigham
Chief Executive Officer, President and Chairman of the Board
Brigham Exploration Company
6300 Bridge Point Parkway, Suite 500
Austin, Texas 78730
(512) 427-3300
(Name, address and telephone number of agent for service)
Copy to:
Joe Dannenmaier
Thompson & Knight L.L.P.
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, TX 75201-2533
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☑	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed	Amount
	to be	offering price	maximum aggregate	of
Title of securities to be registered	registered	per share (1)	offering price (1)	registration fee
Common Stock par value $.01 per share	200,000 Shares (2)	$24.71	$4,942,000	$352.36

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices for the Common Stock on November 12, 2010.

(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

EXPLANATORY NOTE
We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”) to register an aggregate of 200,000 shares of our common stock which may be issued pursuant to stock options granted conditionally to our non-employee directors on April 28, 2009 and approved by our stockholders on June 19, 2009. The form of stock option agreement is included herein as Exhibit 4.1.
The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8, these documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART I
ITEM 1. PLAN INFORMATION.
The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the SEC, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Form S-8, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests must be made to Brigham Exploration Company, General Counsel, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, (512) 427-3300.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, are incorporated herein by reference:
•	Our annual report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010;

•	Our Proxy Statement for our Annual Meeting of Stockholders filed on Schedule 14A on April 26, 2010;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, filed May 3, 2010, June 30, 2010, filed on August 6, 2010 and September 30, 2010 filed November 5; and

•
Our Current Reports on Form 8-K filed on March 15, 2010, April 12, 2010, May 28, 2010, June 3, 2010, August 10, 2010, September 13, 2010, September 16, 2010, September 20, 2010, October 1, 2010 and October 12, 2010.

•	The description of our common stock contained in our registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 on April 25, 1997.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not Applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, our Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, eliminates the personal liability of members of our Board of Directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the Delaware General Corporation Law) or (4) for any transaction from which the director derived an improper personal benefit.
Under Section 145 of the Delaware General Corporation Law, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.
Section 145 of the Delaware General Corporation Law further provides that to the extent one of our directors or officers has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
We also have the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.
The Certificate of Incorporation and Bylaws provide that we will indemnify our officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of our officers or directors, or, at our request, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation and Bylaws further provide that we may, by action of our Board of Directors, provide indemnification to our employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.
Each Indemnity Agreement between us and our executive officers provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the corporation or by third parties by reason of a person serving as one of our officers or directors.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8. EXHIBITS
The exhibits listed in the accompanying Index to Exhibits are filed as a part of this Registration Statement.
ITEM 9. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1)(iii) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas as of November 12, 2010.

BRIGHAM EXPLORATION COMPANY
By:	/s/ Ben M. Brigham
Ben M. Brigham
Chief Executive Officer, President and Chairman of the Board
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Ben “Bud” M. Brigham and Eugene B. Shepherd, Jr., and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Ben M. Brigham Ben M. Brigham	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	November 12, 2010

/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 11, 2010

/s/ David T. Brigham David T. Brigham	Director	November 12, 2010

/s/ Harold D. Carter Harold D. Carter	Director	November 10, 2010

/s/ Stephen C. Hurley Stephen C. Hurley	Director	November 10, 2010

/s/ Stephen P. Reynolds Stephen P. Reynolds	Director	November 11, 2010

/s/ Hobart A. Smith Hobart A. Smith	Director	November 12, 2010

/s/ Scott W. Tinker Scott W. Tinker	Director	November 11, 2010

INDEX TO EXHIBITS

4.1		Form of Non-qualified Stock Option Agreement (filed as Exhibit 10.49 to Brigham’s Form 10-Q for the quarter ended June 30, 2009 and incorporated herein by reference)
5.1	*	Opinion of Thompson & Knight LLP
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Thompson & Knight, LLP (contained within Exhibit 5.1 hereto)
23.3	*	Consent of Cawley Gillespie & Associates, Inc.
24	*	Powers of Attorney (included on the signature page hereto)

*	Filed herewith